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                                                                    EXHIBIT 99.1

[LOGO OMITTED]
ARMOR HOLDINGS, INC.                                       FOR IMMEDIATE RELEASE
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COMPANY CONTACT:                                 COMPANY CONTACT:
WARREN B. KANDERS                                ROBERT R. SCHILLER
Chairman and CEO                                 Chief Operating Officer and CFO
Armor Holdings, Inc.                             Armor Holdings, Inc.
904.741.5400                                     904.741.5400
WWW.ARMORHOLDINGS.COM                            WWW.ARMORHOLDINGS.COM


ARMOR HOLDINGS COMPLETES SIMULA ACQUISITION

CONFERENCE CALL SCHEDULED FOR DECEMBER 17, 2003 AT 4:30 PM

JACKSONVILLE, FLORIDA (DECEMBER 10, 2003) - ARMOR HOLDINGS, INC. (NYSE: AH), a leading manufacturer and distributor of security products and vehicle armor systems serving law enforcement, military, homeland defense and commercial markets, announced today that it has completed its acquisition of Simula, Inc. (Amex: SMU). Armor Holdings acquired all of the outstanding common stock of Simula for $110.5 million in cash and retired a majority of Simula's outstanding indebtedness. Approximately $31 million principal amount of 8% debentures will remain outstanding for approximately 30 days at which time Armor will repay these debentures, plus accrued interest, in their entirety. After payment of 100% of the outstanding indebtedness and transaction expenses, the merger consideration payable to Simula shareholders at closing pursuant to the merger agreement was approximately $43.5 million or approximately $3.21 per share.

"This acquisition positions the Company as a significant defense contractor," said Warren B. Kanders, Chairman and Chief Executive Officer of Armor Holdings. "Combined with the military products produced by our Mobile Security Division, such as Up Armored HMMWV (Humvee) and HIMARS, Simula forms the cornerstone of our newly formed Aerospace and Defense Group."

Serving the defense industry for almost 30 years, Simula, Inc. is a safety technology company that supplies human safety and survival systems to all branches of the United States military, major aerospace and defense prime contractors. Its core markets are military aviation safety, military personnel safety, and land and marine safety. Simula is a provider of military helicopter seating systems, aircraft and land vehicle armor systems, protective equipment for military personnel and technologies used to protect humans in a variety of life-threatening or catastrophic situations.

Simula's products are deployed in military platforms such as the AH-64 Apache and the UH-60 Black Hawk helicopters, the C-17 Globemaster III Transport Aircraft, the M1117 Guardian Security Vehicle, and the M998 HMMWV and in body-worn equipment for personal protection of the U.S. Army, Marine Corps, and Air Force Special Operations Forces. Simula's primary aerospace and defense customers include Boeing, Sikorsky, Bell Helicopter, the U.S. military services, and the U.S. Coast Guard.

"Simula is known throughout our industry as a research and development leader in the area of safety and survivability," said Robert R. Schiller, Chief Operating Officer and Chief Financial Officer of Armor Holdings. "We intend to invest more heavily in this area, to leverage Simula's engineering, technology and R&D capabilities and to position Armor Holdings as the global leader in armoring materials for a variety of applications including aerospace and defense, law enforcement and armored passenger vehicles."

ARMOR HOLDINGS WILL HOST A CONFERENCE CALL ON WEDNESDAY, DECEMBER 17TH, AT 4:30P.M. (EASTERN) TO DISCUSS THE SIMULA ACQUISITION IN MORE DETAIL.

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There are two ways to participate in the conference call - via teleconference or webcast. Access the webcast by visiting the Armor Holdings, Inc. website (http://www.armorholdings.com). You may listen by selecting Investor Relations and clicking on the microphone.

Via telephone, the dial-in number is 888-428-4478 for domestic callers, or 612-288-0337 for international callers. There is no pass code required. There will be a question/answer session at the end of the conference call, at which point only securities analysts will be able to ask questions. However, all callers will be able to listen to the questions and answers during this call.

An archived copy of the call will be available via a replay at 800-475-6701-access code 713019 for domestic callers, or 320-365-3844 - access code 713019 for international callers. The teleconference replay will be available beginning at 8:00pm on Wednesday, December 17th, and ends at 11:59pm on Wednesday, December 24rd.

ABOUT ARMOR HOLDINGS

Armor Holdings, included in FORBES magazine's list of "200 Best Small Companies" in 2002 and 2003, and a member of the S&P Smallcap 600 Index, is a leading manufacturer of security products for law enforcement personnel around the world through its Armor Holdings Products division and is one of the world's largest and most experienced passenger vehicle armoring manufacturers through its Mobile Security division. Armor Holdings Products manufactures and sells a broad range of high quality branded law enforcement equipment. Such products include ballistic resistant vests and tactical armor, less-lethal munitions, safety holsters, batons, anti-riot products and a variety of crime scene related equipment, including narcotic identification kits. Armor Holdings Mobile Security, through its commercial business, armors a variety of vehicles, including limousines, sedans, sport utility vehicles, and money transport vehicles, to protect against varying degrees of ballistic and blast threats. Through its military program, it is the prime contractor to the U.S. Military for the supply of armoring and blast protection for High Mobility Multi-purpose Wheeled Vehicles, commonly known as HMMWVs.

Statements in this press release may be forward-looking. Actual events will be dependent upon factors and risks including, but not limited to, the Company's ability to: realize the payments owed by Granville Baird Capital Partners; manufacture and market its core products; provide a variety of services to its customers on a global basis; respond to new laws and regulations; continue its strategy of growth by acquisition; manage the impact of foreign exchange; and manage general worldwide security issues, economic conditions, uncertainties and risks, including those described from time to time in the Company's filings with the Securities and Exchange Commission, including, the Company's Registration Statement on Form S3, its 2002 Form 10K and its most recent Form 10Qs. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

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